    Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	Saleh Sagr, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its First Quarter Financial Results

•        The Company generated net sales of $46.7 million, compared to $34.3 million in the first quarter of 2024

•        Income (loss) before income taxes of $7.4 million, versus $2.6 million in the first quarter of 2024

•        Backlog of $131.1 million at April 30, 2025, compared to $63.1 million at April 30, 2024

SPRING, TX, June 13, 2025 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the first quarter ended April 30, 2025.

"Sales for the first quarter were $46.7 million, resulting in an increase of $12.4 million, or 36%, compared to $34.3 million in the same quarter last year. Net income attributable to common stock of $5.0 million, was an increase of $3.6 million, or 243%, compared to $1.4 million in the first quarter of the prior year," noted President and CEO Saleh Sagr.

Backlog currently stands at $131.1 million, a decrease of $7.0 million, compared to $138.1 million at January 31, 2025. However, the Company has experienced a significant increase in backlog of $68.0 million, or 108%, compared to backlog of $63.1 million at April 30, 2024. We feel encouraged with the level of backlog we have obtained, which remains more than double the level of reported backlog at the end of the first quarter last year,” Mr. Sagr continued.

“Our first quarter results represent unprecedented performance on behalf of the Company as both sales and net income attributable to common stock are the highest levels of performance in the first quarter since transitioning from MFRI to Perma-Pipe in 2017. Additionally, net income attributable to common stock during the first quarter represents approximately 55% of the Company’s full year fiscal 2024 results,” stated Mr. Sagr.

“We are pleased with the level of business activity we are experiencing in various markets, which contributed to the overall increase in sales and earnings during the first fiscal quarter. Additionally, we are very encouraged by the level of performance in both the Americas and MENA region, which produced comparable results in both sales and earnings during the first quarter," Mr. Sagr commented.

“The strength of our first quarter results provide significant momentum heading into the remaining quarters of fiscal 2025. We feel well-positioned that the Company will continue to capitalize on this momentum and drive further participation in development plans in MENA and gain additional market share in the North America region,” Mr. Sagr concluded.

First Quarter Fiscal 2025 Results

Net sales were $46.7 million and $34.3 million in the three months ended April 30, 2025 and 2024, respectively.  The increase of $12.4 million, or 36%, was a result of increased sales volumes in the Middle East and in North America.

Gross profit was $16.7 million, or 36% of net sales, and $10.5 million, or 31% of net sales, in the three months ended April 30, 2025 and 2024, respectively. The increase of $6.2 million, was driven primarily by increased volume of activity and better margins due to product mix.

General and administrative expenses were $7.7 million and $6.1 million in the three months ended April 30, 2025 and 2024, respectively. The increase of $1.6 million, was due to higher payroll expenses and professional fees in the quarter.

Selling expenses remained consistent and were $1.1 million and $1.2 million in the three months ended April 30, 2025 and 2024, respectively.

Net interest expense remained consistent and was $0.4 million and $0.5 million in the three months ended April 30, 2025 and 2024, respectively.

Other expense remained consistent and was less than $0.1 million in the three months ended April 30, 2025 and 2024.

The Company's ETR was 21% and 30% in the three months ended April 30, 2025 and 2024, respectively. The change in the ETR is due to the mix of income and loss in various jurisdictions.

Net income attributable to common stock was $5.0 million and $1.4 million in the three months ended April 30, 2025 and 2024, respectively. The increase of $3.6 million, was mainly due to increased sales volumes and better project execution in the quarter.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Additional information regarding the Company's financial results for the three months ended  April 30, 2025, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended  April 30, 2025, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,
	2025	2024
Net sales	$46,747	$34,321
Gross profit	16,724	10,517

Total operating expenses	8,835	7,383

Income from operations	7,889	3,134

Interest expense	406	507
Other expense	47	67
Income before income taxes	7,436	2,560

Income tax expense	1,582	770

Net income	$5,854	$1,790
Less: Net income attributable to non-controlling interest	902	347
Net income attributable to common stock	$4,952	$1,443

Earnings per share attributable to common stock
Basic	$0.62	$0.18
Diluted	$0.61	$0.18

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30, 2025	January 31, 2025
ASSETS
Current assets	$120,700	$108,802
Long-term assets	57,615	56,439
Total assets	$178,315	$165,241
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$61,751	$54,063
Long-term liabilities	26,459	28,073
Total liabilities	88,210	82,136
Non-controlling interests	12,238	10,967
Stockholders' equity	77,867	72,138
Total liabilities and equity	$178,315	$165,241